Exhibit 99.1


FOR IMMEDIATE RELEASE

For Further Information:

Howard N. Feist
Chief Financial Officer
(609) 584-3586



                    CONGOLEUM CONFIRMATION HEARING SCHEDULED


MERCERVILLE, NJ, December 17, 2004 - Congoleum Corporation (AMEX: CGM) announced today that the Bankruptcy Court has approved the disclosure statement and voting procedures for its amended plan of reorganization following a hearing last week. The Court also scheduled a confirmation hearing to begin March 24, 2005. Pursuant to the approved voting procedures, Congoleum expects to commence the distribution of voting materials and solicitation of acceptances of its amended plan of reorganization by late December or early January and to have results of the voting tabulated by late February.

Roger S. Marcus, Chairman of the Board, commented "We are pleased with the results of last week's hearing and the momentum established by a confirmation hearing date. We remain confident that we will obtain the votes required for confirmation of our plan, and are optimistic that we can emerge from the reorganization process during the second quarter of 2005. "

Interested parties should refer to the filed documents for a complete description of the modified plan. Copies of the modified plan and disclosure statement will be filed by Congoleum with the Securities and Exchange Commission as exhibits to a Form 8-K. They also will be able to be obtained by visiting the investor relations section of Congoleum's website at www.congoleum.com. Questions regarding voting or voting materials should be directed to Congoleum's balloting agent, The Altman Group, at www.altmangroup.com.

Congoleum Corporation is a leading manufacturer of resilient flooring, serving both residential and commercial markets. Its sheet, tile and plank products are available in a wide variety of designs and colors, and are used in remodeling, manufactured housing, new construction and commercial applications. The Congoleum brand name is recognized and trusted by consumers as representing a company that has been supplying attractive and durable flooring products for over a century. Congoleum is a 55% owned subsidiary of American Biltrite Inc. (AMEX: ABL).

The above news release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. These forward-looking statements are based on Congoleum's expectations, as of the date of this release, of future events, and Congoleum undertakes no obligation to update any of these forward looking statements. Although Congoleum believes that these expectations are based on reasonable assumptions, within the bounds of its knowledge of its business and experience, there can be no assurance that actual results will not differ materially from its expectations. Readers are cautioned not to place undue

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reliance on any forward-looking statements. Factors that could cause actual results to differ from expectations include: (i) the future cost and timing of estimated asbestos liabilities and payments and availability of insurance coverage and reimbursement from insurance companies that underwrote the applicable insurance policies for asbestos-related claims and other costs relating to the execution and implementation of any plan of reorganization pursued by Congoleum, (ii) timely reaching agreement with other creditors, or classes of creditors, that exist or may emerge, (iii) satisfaction of the conditions and obligations under Congoleum's outstanding debt instruments, (iv) the response from time-to-time of Congoleum's and its controlling shareholder's, American Biltrite Inc.'s, lenders, customers, suppliers and other constituencies to the ongoing process arising from Congoleum's strategy to settle its asbestos liability, (v) Congoleum's ability to maintain debtor-in-possession financing sufficient to provide it with funding that may be needed during the pendency of its Chapter 11 case and exit financing sufficient to provide it with funding for its operations after emerging from the bankruptcy process, in each case, on reasonable terms, (vi) timely obtaining sufficient creditor and court approval of any reorganization plan pursued by Congoleum, (vii) compliance with the United States Bankruptcy Code, including Section 524(g), (viii) developments in, and the outcome of, insurance litigation pending in New Jersey state court, (ix) developments in, and the outcome of, proposed federal legislation that, if adopted, would establish a national trust to provide compensation to victims of asbestos-related injuries that would be funded by assessments against companies with asbestos-related liabilities such as Congoleum, (x) increases in raw material prices, (xi) increased competitive activity from companies in the flooring industry, some of which have greater resources and broader distribution channels than Congoleum, (xii) increases in the costs of environmental compliance and remediation or the exhaustion of insurance coverage for such expenses, (xiii) unfavorable developments in the national economy or in the housing industry in general, including developments arising from the war in Iraq, (xiv) shipment delays, depletion of inventory and increased production costs resulting from unforeseen disruptions of operations at any of Congoleum's facilities or distributors, (xv) product warranty costs, and (xvi) changes in distributors of Congoleum's products. In any event, if Congoleum is not successful in obtaining sufficient creditor and court approval of its plan of reorganization, such failure would have a material adverse effect upon its business, results of operations and financial condition. Actual results could differ significantly as a result of these and other factors discussed in Congoleum's annual report on Form 10-K for the year ended December 31, 2003 and its other filings with the Securities and Exchange Commission.